Filed Pursuant to Rule 424(b)(5)
                                            Registration No. 33-46605



             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 15, 1997
                                     $45,000,000
                               MDU RESOURCES GROUP, INC.
                         SECURED MEDIUM-TERM NOTES, SERIES A
                          (A SERIES OF FIRST MORTGAGE BONDS)
                    DUE NOT LESS THAN 9 MONTHS FROM DATE OF ISSUE


               MDU Resources Group, Inc. (the "Company") may offer from time to time its Secured Medium-Term Notes, Series A (the "Notes"), due not less than 9 months from the date of issue, in an aggregate principal amount not to exceed $45,000,000.

               Each Note will bear interest at the fixed or variable rate or rates per annum set forth in the applicable supplement ("Pricing Supplement") accompanying this Prospectus Supplement, and interest will be payable semiannually each April 1 and October 1 and at maturity. See "Description of Notes."

               The issue price and Maturity Date of each Note will be established by the Company at the time of issuance of such Note and will be set forth in the applicable Pricing Supplement. The Notes will not be subject to any sinking fund unless otherwise specified in the applicable Pricing Supplement and, unless an Initial Redemption Date is specified in the applicable Pricing Supplement, the Notes will not be redeemable prior to their Maturity Date. If an Initial Redemption Date is so specified, the Notes will be redeemable at the option of the Company at any time after such date as described therein. See "Description of Notes."

               The Notes will be initially registered in the name of Cede & Co. as registered owner and nominee for The Depository Trust Company ("DTC"). DTC will act as a securities depository for the Notes of each issue. Unless otherwise specified in the applicable Pricing Supplement, sales of Notes will be made only in book-entry form in denominations of $10,000 or any amount in excess thereof that is an integral multiple of $10,000 and, except under the limited circumstances described herein, beneficial owners of interests in the Notes will not receive certificates representing their interests in the Notes. Payments of principal, premium, if any, and interest will be made through DTC and its Participants and disbursements of such payments to purchasers will be the responsibility of such Participants. See "Description of Notes -Book-Entry System."

                             --------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT THERETO OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------

                                          AGENTS'
                                         DISCOUNTS
                          PRICE TO    AND COMMISSIONS    PROCEEDS TO THE
                         PUBLIC (1)         (2)          COMPANY (2)(3)
                          --------    ---------------    ---------------
          Per Note  .       100%        .125%-.875%      99.875%-99.125%
                                          $56,250-         $44,943,750-
          Total . . .   $45,000,000       $393,750         $44,606,250

          -----------
          (1) The Notes will be issued at 100% of their principal amount unless otherwise specified in the applicable Pricing Supplement.
          (2) The Company will pay to Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc., and Salomon Brothers Inc (the "Agents"), a commission of from .125% to .875%, depending on the Maturity Date, of the principal amount of any Notes sold through them as Agents (or sold to such
               Agents as principal in circumstances in which no other discount is agreed). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933.
          (3) Before deducting estimated expenses of $337,500 payable by the Company, including expenses of the Agents to be reimbursed by the Company.

                             --------------------

               Offers to purchase Notes are being solicited, on a reasonable best efforts basis, from time to time by the Agents on behalf of the Company. Notes may be sold to the Agents on their own behalf at negotiated discounts for resale to investors or other purchasers. The Company reserves the right to sell Notes directly on its own behalf. The Company also reserves the right to withdraw, cancel or modify the offering contemplated hereby without notice. No termination date for the offering of the Notes has been established. The Company or the Agents may reject any offer to purchase Notes, in whole or in part. See "Supplemental Plan of Distribution."

          GOLDMAN, SACHS & CO.
                                   LEHMAN BROTHERS
                                                       SALOMON BROTHERS INC

                             --------------------

            The date of this Prospectus Supplement is September 15, 1997.

               CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."


                                 DESCRIPTION OF NOTES


               The information herein concerning the Notes supplements and, to the extent inconsistent therewith, replaces the statements under "Description of Notes" in the accompanying Prospectus, to which statements reference is hereby made. The Notes will be a series of First Mortgage Bonds as defined in the Prospectus. The following description will apply to the Notes unless otherwise specified in the applicable Pricing Supplement.

          GENERAL

               The Notes are to be issued as a series of First Mortgage Bonds under and secured by an Indenture of Mortgage, dated as of May 1, 1939, from the Company to The New York Trust Company (The Bank of New York, successor Corporate Trustee) and A.C. Downing (W.T. Cunningham, successor Individual Trustee), as Trustees, and indentures supplemental thereto, including the Forty-fifth Supplemental Indenture, which contains a Restatement of Indenture, relating to the Notes, all of which are collectively referred to as the "Indenture." The Notes will be equally and ratably secured with all other First Mortgage Bonds issued or to be issued under the Indenture. For further information concerning the security for the Notes, see "Description of Notes" in the accompanying Prospectus. The Notes are limited to an aggregate principal amount of $45,000,000.

               The Notes will be offered on a continuing basis. Unless previously redeemed, a Note will mature on the date ("Maturity Date") not less than 9 months from the date of issue specified on the face thereof and in the applicable Pricing Supplement. Prior to maturity, the Notes may be subject to optional redemption by the Company if so provided in the applicable Pricing Supplement at the price or prices set forth therein. Each Note will bear interest at the fixed or variable rate or rates per annum specified in the applicable Pricing Supplement.

               Unless  otherwise  specified   in  the  applicable   Pricing
          Supplement, the authorized denominations of the Notes will be $10,000 or any larger amount that is an integral multiple thereof. The Pricing Supplement relating to each Note will describe the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued; the date on which such Note will be issued (the "Original Issue Date"); any sinking fund for such Note prior to its Maturity Date; and any other terms of such Note not inconsistent with the provisions of the Indenture.

          PAYMENT OF PRINCIPAL AND INTEREST

               Unless otherwise specified in the applicable Pricing Supplement, each Note will bear interest from its Original Issue Date or from the most recent Interest Payment Date, as defined below, to which interest on such Note has been paid or duly provided for at the fixed or variable rate or rates per annum stated therein until the principal amount thereof is paid or made available for payment. Interest on each Note will be payable semiannually each April 1 and October 1 (each an "Interest Payment Date") and at maturity or upon earlier redemption; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any Note originally issued between a Record Date (March 15 for interest payable April 1, and September 15 for interest payable October 1) and an Interest Payment Date will be made on the next succeeding Interest Payment Date to the registered holder as of the Record Date in respect of such succeeding Interest Payment Date. Each payment of interest in respect of an Interest Payment Date will include interest accrued to but excluding such Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

          REDEMPTION AND REPURCHASE

               The Notes will not be subject to any sinking fund, unless otherwise specified in the applicable Pricing Supplement, and, unless an Initial Redemption Date (as defined in the Indenture) is specified in the applicable Pricing Supplement, will not be redeemable prior to their Maturity Date. If an Initial Redemption Date is so specified with respect to any Note, the applicable Pricing Supplement will also specify one or more redemption prices (expressed as a percentage of the principal amount of such Note) ("Redemption Prices") and the redemption period or periods ("Redemption Periods") during which such Redemption Prices shall apply. Unless otherwise specified in the Pricing Supplement, any such Note shall be redeemable at the option of the Company at any time on or after such specified Initial Redemption Date at the specified Redemption Price applicable to the Redemption Period during which such Note is to be redeemed, together with interest accrued to the redemption date.

          BOOK-ENTRY SYSTEM

               DTC will act as securities depository for the Notes of each issue. Except under the circumstances described below, the Notes will be issued in the form of one or more fully registered notes that will be deposited with, or on behalf of, DTC or such other depository as may be subsequently designated ("Depository"), and registered in the name of Cede & Co. (DTC's partnership nominee) or such other Depository, or its nominee, as may be subsequently designated.

               So long as the Depository, or its nominee, is the registered owner of the Notes, such Depository or such nominee, as the case may be, will be considered the owner of such Notes for all purposes under the Indenture, including notices and voting. Payments of principal of, and premium, if any, and interest on, the Notes will be made to the Depository or its nominee, as the case may be, as the registered owner of such Notes. Except as set forth below, owners of beneficial interests in the Notes will not be entitled to have any individual Notes registered in their names, will not receive or be entitled to receive physical delivery of any such Notes, and will not be considered the owners of the Notes under the Indenture. Accordingly, each person holding a beneficial interest in a Note must rely on the procedures of the Depository and, if such person is not a Direct Participant (as hereinafter defined), on procedures of the Direct Participant through which such person holds its interest, to exercise any of the rights of the registered owner of such Note.

               If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company, individual registered Notes will be issued in exchange for the Notes held by the Depository. In addition, the Company, at any time and in its sole discretion, may determine not to have the Notes held by the Depository and, in such event, individual registered Notes will be issued in exchange for the Notes held by the Depository. In any such instance, an owner of a beneficial interest in the Notes will be entitled to physical delivery of individual Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Individual Notes so issued will be issued as registered Notes in denominations of $10,000 or any amount in excess thereof that is an integral multiple of $10,000, unless otherwise specified in the applicable Pricing Supplement.

               The following  is based  solely on information  furnished by
          DTC:

               DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers,  banks,  and  trust  companies  that  clear  through  or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

               Purchases  of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

               To facilitate subsequent transfers, all Notes deposited by Participants with DTC are registered in the name of Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

               Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

               If the Notes of any issue are redeemable prior to their maturity date, redemption notices shall be sent to Cede & Co. If less than all of the Notes of any issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

               Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

               Principal and interest payments on the Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the date on which interest is payable in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Trustees or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the Corporate Trustee (with funds provided by the Company). Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

               DTC  may  discontinue   providing  services  as   securities
          depository with respect to the Notes at any time by giving reasonable notice to the Company and the Trustees.

               Neither the Company nor the Trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.


                          SUPPLEMENTAL PLAN OF DISTRIBUTION


               Subject to the terms and conditions set forth in the Distribution Agreement, dated April 9, 1992, as amended (the "Distribution Agreement"), the Notes are being offered on a continuing basis by the Company through the Agents, who have agreed to use reasonable best efforts to solicit purchases of the Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes as a whole or in part. The Agents shall have the right, in their discretion reasonably exercised, to reject any offer to purchase Notes, as a whole or in part. The Company will pay the Agents a commission of from .125% to .875% of the principal amount of Notes, depending upon maturity, for sales made through them as Agents.

               The Company may also sell Notes to the Agents as principals for their own accounts at a discount to be agreed upon at the time of sale, or the purchasing Agents may receive from the Company a commission or discount equivalent to that set forth on the cover page hereof in the case of any such principal transaction in which no other discount is agreed upon. Such Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by the Agents. The Company reserves the right to sell Notes directly on its own behalf. No commission will be payable on any Notes sold directly by the Company.

               The Agents, as  agents or  principals, may be  deemed to  be
          "underwriters" within the meaning of the Securities Act of 1933 (the "Act"). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Act, or to contribute to payments that they may be required to make in respect thereof. The Company has agreed to reimburse the Agents for certain expenses. Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc., and Salomon Brothers Inc may from time to time perform various investment banking services for the Company.

               Notes may also be sold by the Agents to or through dealers who may resell them to investors. The Agents may pay all or part of their discount or commission to such dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Act.

               The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of a secondary market for the Notes.

               In connection with the offering, the Agents may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes; and short positions created by the Agents involve the sale by the Agents of a greater number of Notes than they are required to purchase from the Company in the offering. The Agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the Agents if such securities are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

          PROSPECTUS
          ----------

                                 $45,000,000
                          SECURED MEDIUM-TERM NOTES

                           MDU RESOURCES GROUP, INC.

                             ---------------------

               MDU Resources Group, Inc. (the "Company") intends from time to time to offer up to $45,000,000 aggregate principal amount of its Secured Medium-Term Notes (the "Notes") as an additional series of the Company's first mortgage bonds having maturities ranging from 9 months to 35 years from the date of issuance. Each Note will bear interest at a rate or rates determined by the Company at or prior to the sale thereof. The aggregate principal amount, interest rate or rates, interest payment dates, purchase price, maturity and redemption terms, if any, of each issue of the Notes will be set forth in a Prospectus Supplement or Prospectus Supplements (the "Prospectus Supplement") including Prospectus Supplements to be filed with respect to each issuance and sale of Notes. The terms upon which each issuance and sale of Notes are offered, together with the names of the agents (the "Agents") and the Agents' commissions or discounts, if applicable, will also be set forth in Prospectus Supplements.

                             --------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                  OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                       ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                         ANY REPRESENTATION TO THE CONTRARY
                                IS A CRIMINAL OFFENSE.

                             --------------------

               The Company may sell the Notes through underwriters, dealers or Agents, or directly to one or more purchasers. The Prospectus Supplement will set forth the names of underwriters, dealers or Agents, if any, any applicable commissions or discounts, and the net proceeds to the Company from the sale of the Notes. See "Plan of Distribution" for possible indemnification and contribution arrangements for the Agents.

                             --------------------

                  The date of this Prospectus is September 15, 1997

                                AVAILABLE INFORMATION


               The Company is subject  to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, Suite 1300, New York, New York, 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the
          Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information filed electronically by the Company. The Company's common stock, par value $3.33 (the "Common Stock"), and the appurtenant Preference Share Purchase Rights, are listed for trading on the New York Stock Exchange (the "NYSE") and on the Pacific Exchange. Reports, proxy and information statements, and other information concerning the Company can also be inspected at the offices of the NYSE and the Pacific Exchange.

               Security holders of the Company may obtain, upon request, copies of an annual report to security holders containing financial information that has been audited and reported upon, with an opinion expressed by, an independent public accountant.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


               The following documents heretofore filed by the Company with the SEC are hereby incorporated by reference in this Prospectus:

               1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

               2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; and

               3. The Company's Current Reports on Form 8-K dated June 26, 1997 and August 25, 1997.

               All documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus.

               Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for copies of such documents should be addressed to Office of the Treasurer, MDU Resources

          Group, Inc., 400 North Fourth Street, Bismarck, North Dakota 58501, telephone (701) 222-7900.

               The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in any or all documents which have been or may be incorporated in this Prospectus by reference.


                                     THE COMPANY


               The Company is a diversified natural resource company incorporated under the laws of the state of Delaware in 1924. It's principal executive offices are at 400 North Fourth Street, Bismarck, North Dakota 58501, telephone (701) 222-7900.

               Montana-Dakota Utilities Co., the public utility division of the Company, provides electric and/or natural gas and propane distribution service at retail to 256 communities in North Dakota, eastern Montana, northern and western South Dakota and northern Wyoming, and owns and operates electric power generation and transmission facilities. The Company, through its wholly owned subsidiary, Centennial Energy Holdings, Inc. ("Centennial"), owns Williston Basin Interstate Pipeline Company ("Williston Basin"), Knife River Corporation ("Knife River"), the Fidelity Oil Group ("Fidelity Oil") and Utility Services, Inc. ("Utility Services"). Williston Basin produces natural gas and provides underground storage, transportation and gathering services through an interstate pipeline system serving Montana, North Dakota, South Dakota and Wyoming and, through its wholly owned subsidiary, Prairielands Energy Marketing, Inc., seeks new energy markets while continuing to expand present markets for natural gas and propane. Knife River, through its wholly owned subsidiary, KRC Holdings, Inc. and its subsidiaries, surface mines and markets aggregates and related construction materials in Oregon, California, Alaska and Hawaii. In addition, Knife River surface mines and markets low sulfur lignite coal at mines located in Montana and North Dakota. Fidelity Oil is comprised of Fidelity Oil Co. and Fidelity Oil Holdings, Inc., which own oil and natural gas interests throughout the United States, the Gulf of Mexico and Canada through investments with several oil and natural gas producers. Utility Services, through its wholly owned subsidiaries, International Line Builders, Inc. and High Line Equipment, Inc., installs and repairs electric transmission and distribution lines in the western United States and Hawaii and provides related construction supplies and equipment.

                           CERTAIN FINANCIAL INFORMATION(1)
                                (DOLLARS IN THOUSANDS)


                                                           SIX MONTHS ENDED
                             YEARS ENDED DECEMBER 31,          JUNE 30,
                           ---------------------------    ------------------

                              1994     1995     1996        1996      1997
                            -------- -------- --------    --------  --------
          Income Summary:

               Operating
                revenues .  $449,528  $464,246  $514,701  $236,742  $265,192

               Operating
                income . .    78,175    90,576   111,525    48,283    49,204

               Net income .   39,845    41,633    45,470    21,735    23,337



                                           DECEMBER 31,
                                               1996           JUNE 30, 1997
                                          ---------------    ---------------
                                            AMOUNT      %     AMOUNT       %
                                           --------    --    --------     --

          Capital Structure:

            Long-term debt
             (including unamortized
              discount) . . . . . . . .    $280,666    43.3   $258,306   40.5

            Preferred stock  . . . .         16,800     2.6     16,800    2.6

           Common stockholders'
             investment . . . . . . . .     350,674    54.1    363,688   56.9
                                           --------    ----   --------   ----
                    Total(2)  . . . . .    $648,140   100.0   $638,794  100.0
                                           ========   =====   ========  =====

          (1) This information should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

          (2)  Excludes amounts due within one year.


                          RATIO OF EARNINGS TO FIXED CHARGES

               The consolidated Ratio of Earnings to Fixed Charges for the twelve months ended June 30, 1997 was 2.83. The following table sets forth the consolidated Ratio of Earnings to Fixed Charges for the annual periods indicated:

                               YEARS ENDED DECEMBER 31,

                        1992     1993    1994    1995    1996

                        2.51    3.04*    2.95    3.10    2.75

          * Before cumulative effect of accounting change of $5,521,000 (net of income taxes).

                                   USE OF PROCEEDS


               The Company is offering hereby a maximum of $45,000,000 aggregate principal amount of Notes. Unless otherwise set forth in a Prospectus Supplement, the net proceeds from the sale of the Notes will be used for the refunding of outstanding obligations (which may include the redemption of all $20,000,000 principal amount of the Company's First Mortgage Bonds, 9-1/8% Series Due October 1, 2016), for corporate development (including the acquisition of business assets), and for other general corporate purposes.


                                 PLAN OF DISTRIBUTION


               The Notes may be offered on a continuing basis by the Company through the Agents, each of which will agree to use its reasonable best efforts to solicit offers to purchase the Notes. The Company may also sell the Notes to any of the Agents at negotiated discounts for its own account or for resale to one or more investors at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or for resale to one or more dealers at a discount, as determined by such Agent.

               A Prospectus Supplement relating to an issue and sale of Notes will set forth the terms of the offering of such Notes, including the name or names of any Agents or dealers, the purchase price of such Notes, the proceeds to the Company from such sale, any discounts or commissions to Agents, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

               Under agreements that may be entered into by the Company with the Agents, Agents who participate in the distribution of the Notes may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution by the Company with respect to payments which the Agents may be required to make in respect thereof.


                                 DESCRIPTION OF NOTES


               The Notes constitute a series of first mortgage bonds under and secured by an Indenture of Mortgage dated as of May 1, 1939, from the Company to The New York Trust Company (The Bank of New York, successor Corporate Trustee) and A.C. Downing (W.T. Cunningham, successor Individual Trustee), as Trustees, and indentures supplemental thereto, including the Forty-fifth Supplemental Indenture which contains a Restatement of the Indenture, and which may include one or more supplemental indentures relating to the Notes, all of which are collectively referred to as the "Indenture." All of the first mortgage bonds issued and outstanding under the Indenture, including the Notes, are hereinafter referred to as "First Mortgage Bonds."

               The Notes will be issuable only in registered form, without coupons, in denominations of $10,000 and integral multiples thereof unless otherwise specified in the applicable Pricing Supplement, and will be exchangeable for other Notes of the same series with the same interest rate or rates, maturity and other terms, in equal aggregate amounts. No service charge will be made to holders of Notes for any transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or governmental charge incident to the transfer or exchange. Transfers and exchanges of Notes may be made at the Corporate Trust Office of The Bank of New York, New York, New York.

               Reference is made to the Prospectus Supplement for the following terms relating to each of the Notes (among others): (i) the designation, series and aggregate principal amount of the Notes; (ii) the percentage of their principal amount at which such Notes will be issued; (iii) the date on which the Notes will mature; (iv) the rate or rates per annum at which the Notes will bear interest; (v) the dates on which such interest will be payable; (vi) the place where the principal of and interest on the Notes will be payable; (vii) redemption terms, if any; and
          (viii) any other terms or provisions relating to such Notes which are not inconsistent with the provisions of the Indenture.

               The following statements are, in part, summaries of certain provisions contained in the Indenture and do not purport to be complete. Certain of the terms used herein without definition are defined in the Indenture, to which reference is made for a complete statement of the terms and conditions of the Notes.

               REDEMPTION OF NOTES. Reference is made to the Prospectus Supplement for the redemption terms of the Notes, if any. If, at the time notice is given, the redemption monies are not on deposit with the Corporate Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such monies are received. (45th Supp. Ind., Part II, Art. V.)

               SECURITY.  In  the opinion  of the General  Counsel for  the
          Company, the Notes will be secured, together with all other First Mortgage Bonds now or hereafter issued under the Indenture, by a valid and direct first mortgage lien on substantially all of the fixed properties owned and all franchises held by the Company, subject to the lien of taxes for the current year and the lien of taxes and assessments not yet delinquent and to certain exceptions and reservations which do not, in the opinion of such counsel, materially affect the Company's title to or its right to use such properties. There are excepted from the lien cash, receivables and securities (including the capital stock of
          Centennial, Williston Basin, Knife River, the companies comprising Fidelity Oil, Utility Services and any other subsidiaries); certain contracts; merchandise, appliances, materials or supplies; electric energy, gas, steam and certain other products; and automobiles, tractors, ships, railroad cars and aircraft and various other transportation equipment. The property of subsidiaries, including Centennial, Williston Basin, Knife River, the companies comprising Fidelity Oil, Utility Services and any other subsidiaries, is not subject to the lien of the Indenture. The Company may release property subject to the lien of the Indenture against various credits, including property which is already also subject to the lien, but which has not yet been used as a credit under any provisions of the Indenture. Property not used as the basis for the issuance of First Mortgage Bonds or otherwise as a credit under the Indenture may in effect be released without substitution of equivalent property.

               The Indenture contains provisions for subjecting to the lien thereof property which the Company may hereafter acquire, subject to liens existing thereon at the date of acquisition, and to limitations in the case of consolidation, merger or sale of substantially all of the Company's assets. (Orig. Ind., Granting Clauses; 45th Supp. Ind., Part II, Art. XII.)

               ISSUANCE OF ADDITIONAL BONDS. The Company may issue additional First Mortgage Bonds ranking equally with the Notes in a principal amount equal to (a) 70% of the net bondable value of property additions acquired by the Company, (b) the amount of cash deposited with the Corporate Trustee, and (c) the amount of refundable First Mortgage Bonds surrendered to the Corporate Trustee. (45th Supp. Ind., Part II, Secs. 3.04, 3.05 and 3.06.)

               The Notes will be issued against property additions, refunded First Mortgage Bonds and/or the deposit of cash. On June 30, 1997, the Company had approximately $178.7 million of available property additions and $133.6 million of refunded First Mortgage Bonds. See "Description of Notes - Security."

               With certain exceptions in the case of (c) above, additional First Mortgage Bonds may be issued only if net earnings of the Company available for interest after depletion, as defined in the Indenture, for any twelve consecutive calendar months within the fifteen calendar months immediately preceding the month in which the application for such additional First Mortgage Bonds is made, are in the aggregate equal to at least two times the amount of the annual stated interest charges on all First Mortgage Bonds thereafter to be outstanding, and on all permitted equal or prior lien debt, if any. (45th Supp. Ind., Part II, Secs. 1.01 and 3.03.) For the twelve months ended June 30, 1997, the net earnings of the Company available for interest after depletion were $60.3 million or 5.49 times the annual stated interest charges on all First Mortgage Bonds and permitted equal or prior lien debt outstanding on that date, which would have permitted the Company to issue approximately $256.0 million of First Mortgage Bonds.

               Property available for use as property additions includes property useful in the energy business in any form (other than gas but including gas distribution property) and water and steam heat property. Such property may be located anywhere in the United States of America or its coastal waters and may also include space satellites (including solar power satellites), space stations and other analogous facilities. (45th Supp. Ind., Part II, Sec. 1.01.)

               RESTRICTIONS ON DIVIDENDS. So long as any of the Notes are outstanding, the Company may declare and pay dividends in cash or property on its Common Stock only out of Surplus, as defined, or out of net profits for the fiscal year or the preceding fiscal year. However, the Company may not pay dividends out of net profits if the Capital of the Company, as defined, has been diminished to a specified extent. (45th Supp. Ind., Part I, Sec. 2.01).

               MAINTENANCE  AND DEPRECIATION  PROVISIONS.   The  Company is
          required to make such expenditures as shall be necessary to maintain the mortgaged property in good repair, except that the Company may abandon any property, and to make provisions for depreciation and for depletion of depletable fixed assets in accordance with good accounting practices and in accordance with any applicable rules of any regulatory authority having jurisdiction. (45th Supp. Ind., Part II, Sec. 6.06.)

               MODIFICATION OF THE INDENTURE. Modifications of the terms of the Indenture may be made with the consent of the Company by an affirmative vote of at least 60% in principal amount of outstanding First Mortgage Bonds and of at least 60% in principal amount of outstanding First Mortgage Bonds of any series especially affected by such modification; but no such modification may be made which will affect the terms of payment of the principal at maturity of, or interest on, any First Mortgage Bond. (45th Supp. Ind., Part II, Art. XV.)

               EVENTS OF DEFAULT. "Events of default" include the failure to pay principal, failure for 30 days to pay interest or to make any required deposit in any fund for the purchase or redemption of First Mortgage Bonds (including any sinking fund or improvement and sinking fund), failure for 90 days after written notice to perform any other covenant, and various events in bankruptcy or insolvency. (45th Supp. Ind., Part II, Art. IX.)

               The Trustees are required to give notice to Bondholders of any continuing event of default known to them, but other than for a default in the payment of principal or interest or a sinking fund installment, the Trustees may withhold such notice if the responsible officers of the Corporate Trustee in good faith determine that such withholding is in the interests of the Bondholders. (45th Supp. Ind., Part II, Sec. 13.03.)

               The Company must file an annual certificate with the Corporate Trustee as to compliance with the Indenture.

               CONCERNING THE TRUSTEES. The Bank of New York acts as Corporate Trustee under the Indenture. The Company may, in the regular course of business, obtain short-term funds from several banks, including The Bank of New York.

                                       EXPERTS

               The Company's audited consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

               The information set forth in the estimates, dated January 9 and 31, 1997, of Ralph E. Davis Associates, Inc. concerning oil and natural gas reserves, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been reviewed and verified by Ralph E. Davis Associates, Inc. and have been incorporated herein in reliance upon the authority of said firm as experts.

               The information set forth in the report, dated May 9, 1994, of Weir International Mining Consultants relating to lignite coal reserves of Knife River, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, has been reviewed and verified by Weir International Mining Consultants and has been incorporated herein in reliance upon the authority of said firm as experts.


                                   LEGAL OPINIONS

               The validity of the Notes has been passed upon for the Company by Lester H. Loble, II, Esq., General Counsel for the Company, and also by Reid & Priest LLP, 40 West 57th Street, New York, New York 10019, and for any Agent by Berlack, Israels & Liberman LLP, 120 West 45th Street, New York, New York 10036.

        ====================================================================
            No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement (including any
          accompanying  Pricing   Supplement)   and  the   Prospectus,   in
          connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any of the Agents. Neither the delivery of this Prospectus Supplement (including any accompanying Pricing Supplement) and the Prospectus nor any sale
          made  hereunder  shall,  under   any  circumstances,  create   an
          implication that there has been no change in the affairs of the Company since the date as of which information is given in this
          Prospectus   Supplement   (including  any   accompanying  Pricing
          Supplement)   and  the  Prospectus.  This  Prospectus  Supplement
          (including   any  accompanying   Pricing   Supplement)  and   the
          Prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not
          authorized  or  in   which  the  person  making   such  offer  or
          solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                --------------------

                                  TABLE OF CONTENTS
                                                                       PAGE
                                                                       ----
                                PROSPECTUS SUPPLEMENT

          Description of Notes  . . . . . . . . . . . . . . . . . . .   S-2
          Supplemental Plan of Distribution . . . . . . . . . . . . .   S-5


                                      PROSPECTUS

          Available Information . . . . . . . . . . . . . . . . . . . .   2
          Incorporation of Certain Documents by Reference . . . . . . .   2
          The Company . . . . . . . . . . . . . . . . . . . . . . . . .   3
          Certain Financial Information . . . . . . . . . . . . . . . .   4
          Ratio of Earnings to Fixed Charges  . . . . . . . . . . . . .   4
          Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . .   5
          Plan of Distribution  . . . . . . . . . . . . . . . . . . . .   5
          Description of Notes  . . . . . . . . . . . . . . . . . . . .   5
          Experts . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          Legal Opinions  . . . . . . . . . . . . . . . . . . . . . . .   8

          ==================================================================


          ==================================================================




                                     $45,000,000


                                    MDU RESOURCES
                                     GROUP, INC.

                              SECURED MEDIUM-TERM NOTES,
                                       SERIES A




                                    -------------

                                PROSPECTUS SUPPLEMENT

                                    -------------



                                 GOLDMAN, SACHS & CO.
                                   LEHMAN BROTHERS
                                 SALOMON BROTHERS INC





          =================================================================